Exhibit 99.1

PRESS RELEASE

For more information contact:                          FOR IMMEDIATE RELEASE
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

BAR HARBOR BANKSHARES REPORTS FIRST QUARTER 2007 EARNINGS

BAR HARBOR, Maine (May 1, 2007) – Bar Harbor Bankshares (the "Company") (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $1.4 million for the quarter ended March 31, 2007 or fully diluted earnings per share of $0.44, compared with $1.6 million or fully diluted earnings per share of $0.50 for the first quarter of 2006, representing declines of $188 thousand and $0.06, or 12%. The decline in first quarter earnings was principally attributed to the Company’s planned restructuring of a portion of its balance sheet, substantially offset by the settlement of its limited postretirement benefit program.

In April 2007, the Company’s Board of Directors approved the restructuring of a portion of the Company’s balance sheet through the planned sale of $43 million of its aggregate $226 million available for sale investment securities portfolio, the proceeds from which will initially be used to pay down short-term borrowings. Since the Company no longer had the intent to hold these securities until a recovery of their amortized cost, which may be at maturity, it recorded an adjustment to fair value of these securities resulting in a pre-tax securities loss of $1.2 million included in first quarter 2007 earnings. The Company’s overall objectives are to improve future period earnings, lower the interest rate risk profile of the Company’s balance sheet, and provide a means to more effectively respond to the current and future yield curve environments.

In the first quarter of 2007, the Company settled its limited postretirement benefit program, which funded medical coverage and life insurance benefits to a closed group of active and retired employees who met minimum age and service requirements. The Company voluntarily paid out $700 thousand to plan participants, representing 64% of the total benefit obligation. This payment fully settled all Company obligations related to this program. In connection with the settlement of the postretirement program, the Company recorded a first quarter reduction in non-interest expense of $832 thousand, representing the remaining accrued benefit obligation and the actuarial gain related to the program.

Excluding the foregoing items, other first quarter 2007 earnings highlights included relatively small declines in net interest income and non-interest income, which were essentially offset by declines in non-interest expense.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "In the first quarter of 2007, the flat-to-inverted yield curve continued to adversely impact net interest income levels throughout the banking industry, and we were no exception. Given the current state of the economy and the recently revised generally held consensus by economists, we no longer expect the Federal Reserve will be lowering short-term interest rates this year, and perhaps much longer. Considering the potential adverse impact this will have on industry-wide earnings as well as our own, we believe the restructuring of a portion of the Company’s balance sheet is appropriate at this time. Among other considerations, the restructuring is expected to be accretive to future earnings, given that the 4.22% weighted average yield on the securities being sold is far less than the 5.31% cost of the short-term borrowings that will be paid off with the proceeds from the sale."

"The Company’s earnings fundamentals continued to be sound in the first quarter", continued Mr. Murphy. "Excluding the impact of the balance sheet restructuring and the settlement of the limited postretirement benefit program, first quarter earnings would have reflected an increase of 2% compared with the first quarter of 2006. While we have recently experienced a moderate slowdown in lending activity and unusually aggressive pricing competition, the quality of the loan portfolio remained strong during the quarter." In concluding, Mr. Murphy added, "Managing and containing our operating expenses continues to be a top priority, and we are pleased to report lower first quarter operating expenses compared with the same quarter last year."

Financial Condition

Loans: Total loans ended the first quarter at $553 million, representing a decline of $2 million or less than 1% compared with December 31, 2006 and an increase of $24 million or 4% compared with March 31, 2006. The small decline in the loan portfolio compared with December 31, 2006 principally reflected anticipated paydowns on certain seasonal borrowings, combined with softening loan demand and intensifying competition in the markets served by the Bank. The increase in the loan portfolio compared with March 31, 2006 was driven by business lending activity, which accounted for $16 million or 70% of the total year-over-year loan growth.

Credit Quality: The Bank’s non-performing loans remained at low levels at quarter-end, representing $422 thousand or 0.08% of total loans, compared with $628 thousand and $896 thousand, or 0.11% and 0.17% of total loans at December 31 and March 31, 2006, respectively. The Bank’s loan loss experience continued at low levels during the first quarter, with net charge-offs amounting to $26 thousand, or annualized net charge-offs to average loans outstanding of 0.02%, compared with $202 thousand or annualized net charge-offs to average loans outstanding of 0.16% during the first quarter of 2006. In the first quarter of 2007 the Bank did not record a provision for loan losses, compared with $28 thousand in the first quarter of 2006.

Investment Securities: Total investment securities ended the first quarter at $226 million, representing increases of $13 million and $25 million, or 6% and 13%, compared with December 31 and March 31, 2006, respectively. Market yields showed meaningful improvement early in the first quarter, with the benchmark 10-year U.S. Treasury note climbing to a five-month high, presenting opportunities for increasing the Bank’s earning assets and generating higher levels of net interest income.

Deposits: Total deposits ended the first quarter at $507 million, representing increases of $11 million and $32 million, or 2% and 7% compared with December 31 and March 31, 2006, respectively. Deposit growth was largely attributed to certificates of deposit obtained in the national market, which were principally used to fund the Bank’s earning asset growth and replace the seasonal deposit outflows experienced in the first quarter of 2007.

At March 31, 2007, retail deposits totaled $387 million, representing declines of $27 million and $5 million, or 6% and 1%, compared with December 31 and March 31, 2006, respectively. Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in winter and spring, and higher deposits in summer and autumn. During the first quarter of 2007, the Bank’s net deposit outflows were moderately higher than historical norms.

Borrowings: Total borrowings amounted to $252 million at March 31, 2007, representing a decline of $8 million or 3% and an increase of $9 million or 4% compared with December 31, and March 31 2006, respectively. Borrowing levels are managed in concert with other sources of wholesale funding and in the context of the Bank’s overall liquidity position.

Shareholders’ Equity: Total shareholders’ equity ended the quarter at $61.8 million, representing increases of $735 thousand and $6 million, or $1% and 10%, compared with December 31 and March 31, 2006, respectively. The Company continued to exceed regulatory requirements for well-capitalized institutions, ending the first quarter of 2007 with a Tier I Capital Ratio of 7.17%.

Results of Operations

Net Interest Income: For the quarter ended March 31, 2007, net interest income on a tax equivalent basis amounted to $5.4 million, representing a decline of $243 thousand, or 4%, compared with the same quarter in 2006. The decline in net interest income was principally attributed to a 40 basis point decline in the net interest margin, which in the first quarter of 2007 amounted to 2.77%.

As is widely the situation throughout the banking industry, the decline in the net interest margin was largely attributed to the seventeen consecutive increases in short-term interest rates by the Federal Reserve Bank from June 2004 to June 2006 and a flat-to-inverted yield curve over the past fifteen months, the impact of which has caused the Bank’s funding costs to increase at a faster pace than the yield on its earning asset portfolios.

Non-interest Income: For the quarter ended March 31 2007, total non-interest income amounted to $378 thousand, representing a decline of $1.2 million, or 76%, compared with the same quarter in 2006. The decline in non-interest income was principally attributed to a $1.2 million securities loss in connection with the Company’s planned restructuring of a portion of its balance sheet.

Included in first quarter 2007 net securities losses were gains on the sale of securities amounting to $241 thousand, representing a decline of $69 thousand, or 22%, compared with the same quarter last year.

For the quarter ended March 31, 2007, fees from financial services, service charges on deposits and credit and debit card fees posted increases of 7%, 8% and 16%, respectively, compared with the same quarter in 2006. First quarter other operating income amounted to $68 thousand, representing a decline of $96 thousand, or 59%, compared with the same quarter in 2006. The decline in other operating income was attributed to a $150 thousand gain on the sale of a parcel of Bank owned real estate recorded during the first quarter of 2006.

Non-interest Expense: For the quarter ended March 31, 2007, total non-interest expense amounted to $3.8 million, representing a decline of $1.1 million, or 22%, compared with the same quarter in 2006. The decline in non-interest expense was principally attributed to the settlement of the Company’s limited post retirement program, the financial impact of which reduced first quarter non-interest expense by $832 thousand.

The decline in first quarter non-interest expense was also attributed to lower salaries and employee benefits expense and other miscellaneous operating expenses, which posted declines of $99 thousand and $189 thousand, or 4% and 13%, compared with the first quarter of 2006, respectively.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving Down East and Mid Coast Maine.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or development.

Bar Harbor Bankshares
Selected Financial Information
(in thousands except hare data)
(unaudited)

	Period End		1st Quarter Average
Balance Sheet Data	03/31/2007	03/31/2006	2007	2006

Total assets	$ 826,500	$ 781,538	$828,033	$756,418
Total investment securities	226,312	201,129	226,538	191,844
Total loans	552,643	529,119	554,027	520,868
Allowance for loan losses	4,499	4,473	4,556	4,654
Total deposits	506,832	474,752	499,574	454,504
Borrowings	252,352	243,703	261,568	238,640
Shareholders' equity	61,789	56,163	61,832	57,124

	Three Months Ended
Results Of Operations	03/31/2007	03/31/2006

Interest and dividend income	$ 12,360	$ 10,694
Interest expense	7,078	5,207
Net interest income	5,282	5,487
Provision for loan losses	---	28
Net interest income after
provision for loan losses	5,282	5,459

Non-interest income	1,298	1,294
Net securities (losses) gains	(920)	310
Non-interest expense	3,797	4,885

Income before income taxes	1,863	2,178
Income taxes	488	615

Net income	$ 1,375	$ 1,563

Earnings per share:
Basic	$ 0.45	$ 0.51
Diluted	$ 0.44	$ 0.50

Dividends per share	$ 0.235	$ 0.220

Return on Average Equity	9.02%	11.10%
Return on Average Assets	0.67%	0.84%

As of March 31:	2007	2006
Tier 1 Leverage Capital Ratio	7.17%	7.33%
Book value per share	$ 20.29	$ 18.44
Tangible book value per share	$ 19.19	$ 17.32
Shares outstanding	3,044,670	3,044,984

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